UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION
    Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
    Exchange Act of 1934

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Venture Financial Group, Inc.
(Name of Registrant as Specified in Its Charter)

     ___________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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1495 Wilmington Drive P.O. Box 970 DuPont, WA 98327

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of Shareholders of Venture Financial Group, Inc. (VFG) will be held at the Lacey Community Center, 6729 Pacific Avenue S.E., Lacey, Washington on Tuesday, May 13, 2008, at 6:00 p.m., for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS. To elect three Directors to serve three-year terms.

2.	AMENDMENTS TO 2004 STOCK INCENTIVE PLAN. To approve amendments to the 2004 Stock Incentive Plan.

3.	ANY OTHER BUSINESS that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Only those shareholders of record at the close of business on March 25, 2008, will be entitled to notice of, and to vote at the meeting.

By Order of the Board of Directors

Leigh A. Baxter Secretary

DuPont, Washington
April 7, 2008

IMPORTANT: The prompt return of proxies will save VFG the expense of further requests for proxies. You are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. If you do attend the meeting, you may then withdraw your Proxy and vote in person. Any person giving a Proxy may revoke it prior to or at the meeting.

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VENTURE FINANCIAL GROUP, INC.

1495 Wilmington Drive P.O. Box 970 DuPont, WA 98327 PROXY STATEMENT

This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about April 7, 2008, in connection with the annual meeting of shareholders of Venture Financial Group, Inc. (“VFG” or “Company”).

Date, Time and Place of Meeting. The annual meeting will be held at the Lacey Community Center, 6729 Pacific Avenue S.E., Lacey, Washington, on Tuesday, May 13, 2008 at 6:00 pm.

Only shareholders of record at the close of business on March 25, 2008, are entitled to vote. As of that date we had 1,789 shareholders of record and the number of shares outstanding and entitled to vote at the meeting was 7,221,787, of which directors and executive officers held 1,754,592, or 24.30% .

Solicitation of Proxies. The enclosed Proxy is solicited by and on behalf of the Board of Directors of VFG and the cost of solicitation will be borne by VFG. Solicitation may be made by directors and officers of VFG and its subsidiary, Venture Bank, by use of the mail, by telephone, facsimile or personal interview. VFG does not expect to pay any compensation for the solicitation of proxies.

Quorum. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted for the purpose of determining a quorum. Broker non-votes will not be counted in determining whether a quorum is present.

Voting on Matters Presented. Each share is entitled to one vote on each matter presented to the meeting. In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. Directors are elected by a plurality of votes cast. The nominees who receive the highest number of affirmative votes will be elected. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. The proposed amendment to the 2004 Stock Incentive Plan will be approved if a majority of the votes cast at the meeting vote in favor of the proposal.

Voting of Proxies. You may vote by proxy or, if you are the record holder of your shares, you may vote in person at the meeting. Even if you vote by proxy, you may attend the meeting. To vote by proxy simply mark, sign and date the enclosed Proxy and return it in the postage-paid envelope provided.

If the enclosed Proxy is duly executed and received prior to the meeting, the persons named in the Proxy will vote according to instructions. If no instructions are given, the Proxy will be voted FOR the nominees, FOR the proposed amendments to the 2004 Stock Incentive Plan and in the Proxy holder’s discretion on any other matter that properly comes before the meeting or any adjournment or postponement thereof.

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Any proxy may be revoked before it is voted by written notice to VFG’s Corporate Secretary at 1495 Wilmington Drive, DuPont, Washington 98327, by submitting a Proxy bearing a later date that is received prior to the meeting, or by voting at the meeting.

If your shares are held in “street name” through a broker, bank, or other nominee, you will need to contact the nominee to revoke a proxy or change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held by a nominee unless you receive a legal proxy from such nominee.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

VFG's Bylaws provide that the number of directors must fall within a range of five and nine, the exact number to be determined by resolution of the Board of Directors. The Board of Directors has set the number of directors at nine. As of the Annual Meeting, three directors: James F. Arneson, Lowell (Sonny) E. Bridges, and Linda E. Buckner, are completing their terms. The Board of Directors has nominated Messrs. Arneson, Bridges and Ms. Buckner to stand for re-election. The Board of Directors recommends a vote FOR the election of each of the nominees.

Directors are elected for a term of three years or until their successors are duly elected and qualified. VFG's Articles of Incorporation require that the terms of the directors be staggered such that approximately one-third of the directors are elected each year. The Board of Directors has no present knowledge that any nominee will refuse or be unable to serve. If a nominee should refuse or be unable to serve, your proxy will be voted for those persons subsequently designated by the Board of Directors to replace any or all nominees.

Nominations

We have not received any nominations or recommendations for candidates from shareholders for this year’s Annual Meeting. Nominations may be made by any shareholder in accordance with our Articles of Incorporation and Bylaws. Notice of nominations must be given to our Chairman, not less than 14 nor more than 50 days before the Annual Meeting. If less than 21 days notice of the Annual Meeting is given to shareholders, such nomination notice must be given within 7 days after the mailing of the notice of the Annual Meeting. Shareholder nominations must include the name and address and principal occupation of each nominee. The nomination notice must also include the total number of shares that will be voted for each nominee. Shareholders who make nominations must include their name and address, and the number of shares they own in the nomination notice.

If nominations do not comply with the above procedures, the Chairman of VFG may disregard the nomination and instruct the inspector of elections to disregard any votes cast for such nominee. Official nominations by shareholders may be made only by following the procedures in our Articles of Incorporation and Bylaws. The Corporate Governance and Nominating Committee will consider all properly submitted nominations and recommendations. The committee has no obligation to recommend the nominees proposed by shareholders to the Board of Directors for inclusion on the Board’s slate of proposed nominees at the next Annual Meeting.

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Shareholders may also recommend, without formally nominating, potential candidates for election by sending the name, address and principal occupation of the candidate to the committee by mail, in care of Shareholder Relations, Venture Financial Group, Inc., 1495 Wilmington Drive, DuPont, WA 98327.

The Corporate Governance & Nominating Committee has a charter authorizing it to establish and recommend to the board of directors appropriate criteria for board membership, whether proposed by shareholders, management or a director. The Committee does not have a separate policy for shareholder-proposed candidates and does not believe such a policy is necessary as such candidates are evaluated in the same manner as other candidates. The Committee evaluates proposed nominees in the context of the current composition of the Board, geographical considerations and the operating requirements of the Company. The Committee looks at individual characteristics such as education, diversity, skills, age, experience, character and personal integrity. Although the Committee does not require specific qualities, skills or minimal qualifications that a nominee must possess, the Committee seeks nominees who possess high moral character and personal integrity, leadership or managerial skills and independent business judgment. The Committee evaluates all nominees with the same standards and procedures.

When a vacancy occurs on the Board or a director’s term is expiring, the Committee generally consults with business associates, community leaders, legal counsel and other professionals to identify potential candidates. In the past, the Committee has not hired an outside search firm to find potential nominees.

Changes in Nomination Procedures. There have been no material changes to the procedures by which shareholders may recommend nominees to our board of directors since our procedures were outlined in the proxy statement for the 2007 Annual Meeting of shareholders.

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Information about Venture Financial Group Directors

JAMES F. ARNESON, (47). President VFG, President & CEO Venture Bank, & CEO Venture Wealth Management. Venture Bank Board Member since 2005, Venture Financial Group Board Member since 2005

     Mr. Arneson is President and Chief Executive Officer of Venture Bank, President of the Company, a Director, and CEO of Venture Wealth Management. He returned to the Company in September 2005, when the Company acquired Redmond National Bank. He served as President and CEO of Washington Commercial Bancorp and its wholly owned subsidiary Redmond National Bank from 2003 to 2005. During his first tenure at Venture Bank, Mr. Arneson served as Executive Vice President and Chief Financial Officer for 10 years, while being mentored to become President. He was instrumental in helping create and execute the Company’s strategic plan. Mr. Arneson’s background includes seven years as a CPA working for a major accounting firm in the State of Washington that specialized in financial institutions. He is very active in our local community with his role as a board member in the Thurston Chamber of Commerce, the state’s third largest Chamber.

KEITH W. BREWE (53). President & CEO Redmond General Insurance Agency, Inc. Venture Bank Board Member since 2005, Venture Financial Group Board Member since 2005

     Mr. Brewe joined the Venture Financial Group and Venture Bank Board of Directors in 2005 in connection with the Redmond National Bank acquisition. Mr. Brewe served as a Chairman of Washington Commercial Bancorp and Redmond National Bank. Mr. Brewe has been the President since 1992 and Chairman since 2000 of Redmond General Insurance Agency, Inc., which has served the residents of Redmond and surrounding areas since 1966 with a full line of property and casualty products to business and individual clients. A lifetime resident of the Redmond area, Mr. Brewe serves on the Board of the Chief Seattle Council of the Boy Scouts of America. He has also served as Chairman/President of the Lake Washington Chapter of CPCU, a professional insurance organization.

LOWELL E. (SONNY) BRIDGES, (63). Owner, Bridges Restaurants

Venture Bank Board Member since 1993, Venture Financial Group Board Member since 2002

     Mr. Bridges joined the Venture Bank Board of Directors in 1993 and the Venture Financial Group Board of Directors in 2002. Mr. Bridges owns and operates Bridges Restaurant, Billy’s Bar & Grill, Country Cousins, Ramblin’ Jacks, Lone Star Grill, Mercato Restaurant, and I-Talia Restaurant in the southern Puget Sound region. He has served as President and CEO and the principal operating officer of the Bridges Restaurants group since 1965. He was also a member of the Board of Directors of Citizens First Bank when it merged with Venture Bank.

LINDA E. BUCKNER, (60). Vice President and Owner, Strapco Corporation

Venture Bank Board Member since 1994, Venture Financial Group Board Member since 2002

     Ms. Buckner joined the Venture Bank Board of Directors in 1994 and the Venture Financial Group Board of Directors in 2002. After retiring from a 30-year career with US West Communications, Ms. Buckner spent several years consulting on interactive voice response systems. She now is Vice President of her family’s sales and manufacturing business, Strapco, a position she has held since 1996. Her extensive leadership posts include: President Thurston County Community Drug Court Support Foundation, Founder and past Chair, Leadership Thurston County; past President, Olympia/Thurston County Chamber of Commerce; and member, Roundtable of Greater Thurston County. Ms. Buckner also served on the boards of the Washington Center for the Performing Arts, and the Thurston County Economic Development Council.

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DR. JEWELL C. MANSPEAKER, (66). Retired President & CEO, Grays Harbor College from 1989 to 2004 Venture Bank Board Member since 1995, Venture Financial Group Board Member since 2002

     Dr. Manspeaker joined the Venture Bank Board of Directors in 1995 and the Venture Financial Group Board of Directors in 2002. From 1989 until his retirement in 2004, he served as President and CEO of Grays Harbor College. Dr. Manspeaker has had broad experience with public agencies, and has served on a wide variety of professional and civic boards and associations. He is a Past President, Board of Presidents, Washington Association of Community and Technical Colleges; a past President of the Grays Harbor Chamber of Commerce; and a past Chair of the Board of Directors of the Center for Information Systems. He also served on the Pacific Mountain Workforce Development Council; the Pacific County Economic Development Council; the Northwest Commission on Colleges and Universities; and the American Association of Community Colleges. Dr. Manspeaker also served on the Board of Directors of Citizens First Bank until it was acquired by the Company and merged into Venture Bank.

PATRICK L. MARTIN, (70). Former Chairman & CEO, Patrick's Carpet One

Venture Bank Board Member since 1980, Venture Financial Group Board Member since 1993

Mr. Martin joined the Venture Bank Board of Directors in 1980 and the Venture Financial Group Board of Directors in 1993. Mr. Martin has served as Chairman & CEO of Patrick’s Carpet One, a floor covering retailer, from 1968 to 2007 and ProSource Wholesale Floor Coverings from 1996 to 2007. He also serves as a director of CCA Global Partners, an international marketing company that owns and manages franchisees and cooperatives in mortgage, lighting and floor covering. Mr. Martin also serves as a Director of Carpet Co-op of America which does business as Carpet One; Leading Edge Marketing, which does business as ProSource Wholesale Floor Covering; and Director of the Thurston County Community Drug Court Foundation. In addition, Mr. Martin currently serves as a Director of the Washington State Capitol Museum. Mr. Martin is a former Director of Flooring One of the United Kingdom, Manchester, England; former Chairman, Puget Sound Carpet Co-op; former President, Washington State Floor Covering Association; former President, Lacey Rotary; and a founding Chairman of the Thurston County Community Drug Court Foundation.

A. RICHARD PANOWICZ, (63). Retired Chairman, TAB Northwest, Inc. /Archives Northwest Venture Bank Board Member since 1991, Venture Financial Group Board Member since 1995

     Mr. Panowicz joined the Venture Bank Board of Directors in 1991 and the Venture Financial Group Board of Directors in 1995. Mr. Panowicz was the founding Chairman of TAB Northwest, Inc., a company specializing is office management systems, from 1980 to 1995. Mr. Panowicz was also the founding Chairman of Archives Northwest, a records archival company and subsidiary of TAB Northwest, from 1980 to 1995. He is a member of the board of trustees, Saint Martin’s University; member, Olympia Rotary; member, Roundtable of Thurston County; and former Director, Puget Sound chapter, American Records Management Association. Mr. Panowicz also served on the St. Peter’s Hospital Community Board, the Board of Directors of Washington Center for the Performing Arts, and the Community Foundation.

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KEN F. PARSONS, Sr., (63). Chairman & CEO, VFG & Chairman Venture Bank

Venture Bank Board Member since 1979, Venture Financial Group Board Member since 1984

     Mr. Parsons is one of five founders of Venture Bank and Venture Financial Group. He has served as Chairman and Chief Executive Officer of Venture Financial Group since 1990, and served as President from 1990 to 2005. He became President of the Bank in 1996, a position he held until 2002. After transferring leadership to Mr. Arneson, Mr. Parsons’ employment as CEO transitioned to a strategic oversight role effective July 1, 2007. He was a founder and President of US Intelco Networks (USIN), a national telecommunications company, which later became Illuminet (a public telecommunications network provider, which then sold to Verisign, a public company), from 1981 to 1990. Mr. Parsons is a current Board Member and past Chairman, Community Bankers of Washington (formerly Washington Independent Community Bankers Association – WICBA). He is a Washington State Director of Independent Community Bankers Association (ICBA). He is a Treasurer, and Executive Committee Member of ICBA. Mr. Parsons is a Director of TCM Bank, Tampa FL and Director of Bancard, Inc. Mr. Parsons is the Chairman of the Board of Trustees of Saint Martin’s University and is also on the Board of the Association of Washington Business. He is a former President of Lacey Rotary, and has also founded several local foundations that provide student scholarships. Mr. Parsons has served more than ten years as an elected Fire Commissioner. He was the first recipient of LEAD Thurston County’s Distinguished Leader Award, and in September 2007, he received a prestigious citizen recognition award (Good Scout Award) for his community service.

LARRY J. SCHORNO, (65). President, Rocky Prairie Corporation

Venture Bank Board member since 1997, Venture Financial Group Board Member since 2002

     Mr. Schorno joined the Venture Bank Board of Directors in 1997 and the Venture Financial Group Board of Directors in 2002. Mr. Schorno was President of Schorno Agri-Business from 1975 to 2003, a livestock export company he founded. Mr. Schorno pioneered the shipment of livestock by full charter aircraft. Schorno Agri-Business remains one of the nation’s leading exporters of live animals and embryos, shipping to more than 15 countries. He serves as President of the Rocky Prairie Corp., a commercial real estate company, and Schorno Auction Co., a livestock sales firm. He has held these positions since 2005. Mr. Schorno is currently a trustee of Washington State University and was named Yelm Citizen of the year for 2002 and 2004. Mr. Schorno served as Chairman of the Board of Prairie Security Bank, which the Company acquired in 1997. Mr. Schorno has been active in the Thurston County Economic Development Council, the Association of Washington Business and was a recipient of the Washington State Governor’s Export Award.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board of Directors of VFG met eleven times in 2007. All directors attended more than 75% of such meetings and of all committee meetings of which they were members. In determining whether a board member is independent, the company uses the definition of independence found in the NASDAQ listing standards. VFG’s Corporate Governance Guidelines and Code of Business Conduct Policy, each applicable to the Company’s directors, require directors to promptly disclose any conflicts of interest, which include among other things transactions that could benefit the director. In addition, the Company requires each director to complete a Director Questionnaire and report to the Company any transactions, relationships or arrangements with the Company and its attorneys and auditors. The Board reviewed the

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questionnaires and considered the fact that no non-employee director reported any conflict of interest or other transaction. The Board regularly reviews extensions of credit to directors pursuant to federal banking regulations. Pursuant to Company policy, all loans made to directors or their affiliates must be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and not involve more than the normal risk of collection or present other unfavorable features. Based on this information, the Board determined that Directors Brewe, Bridges, Buckner, Manspeaker, Martin, Panowicz and Schorno are independent.

Committees

The Board of Directors of VFG has established an Executive Committee, Compensation Committee, Corporate Governance & Nominating Committee, Stock Oversight Committee, and an Audit Committee. Executive Committee. The Executive Committee may exercise all of the authority of the Board, except that the committee does not have the authority to: (1) declare dividends or distributions, except at a rate or in periodic amounts determined by the Board of Directors; (2) approve or recommend to shareholders actions or proposals required by applicable law to be approved by shareholders; (3) fill vacancies on the Board of Directors or any committee thereof; (4) amend the Bylaws; (5) authorize or approve the reacquisition of shares unless pursuant to general formula or method specified by the Board of Directors; (6) fix compensation of any director for serving on the Board of Directors or on any committee; (7) approve a plan of merger, consolidation or exchange of shares not requiring shareholder approval; (8) reduce earned or capital surplus; or (9) appoint other committees of the Board or the members thereof. There were no meetings of the Executive Committee during 2007. Current members of the committee are Messrs. Parsons (Chairman), Martin, and Panowicz.

Compensation Committee. The Compensation Committee reviews the performance of Venture Financial Group’s Chief Executive Officer (“CEO”), and recommends for approval to the Board the elements of his compensation. The committee operates under a formal written charter, which is available on the Company’s web site at www.venture-bank.com The committee is also responsible for determining the compensation of the Board of Directors. Additionally, the committee recommends, if appropriate, new employee benefit plans to the Board of Directors. The committee met four times in 2007. Current members of the committee are Messrs. Schorno (Chairman) and Martin and Ms. Buckner. The Committee must be composed of at least three (3) directors, all of whom must satisfy the “independence” requirements of the NASDAQ corporate governance listing standards.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee identifies and recommends persons to be the Board’s nominees for the Board of Directors at each annual meeting of shareholders, and to fill vacancies on the Board between annual meetings. The committee operates under a formal written charter which can be viewed along with VFG’s Corporate Governance Guidelines and Code of Business Conduct on the Bank’s website www.venture-bank.com. The charter requires that all committee members be independent. The committee met once in 2007. Current members of the committee are Messrs. Manspeaker (Chairman), Bridges and Brewe. The Boardhas determined that each member is independent.

Stock Oversight Committee. The Stock Oversight Committee is an independent committee that establishes and approves repurchase prices, and oversees stock repurchases to ensure that transactions

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are fair and equitable. The committee met once in 2007. Current members of the committee are Ms. Sager, CFO (Non-voting Chairman), and Messrs. Panowicz, Martin and Schorno.

Audit Committee. The Audit Committee is composed of three independent directors. The committee operates under a formal written charter, which is available on the Company’s web site at www.venture-bank.com. The committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the outside auditors reporting directly to the committee. Other responsibilities of the Audit Committee include:

  reviewing and discussing with management the annual audited financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements;
  reviewing with management and the independent auditors VFG’s quarterly financial statements prior to filing, or if contemplated, before the public release of quarterly results;
  reviewing the reports of bank regulatory authorities and reporting its conclusions to the Board;
  reviewing the procedures with respect to the records and business practices of the Company and the Bank; and
  reviewing the adequacy and implementation of the internal accounting and financial controls.

The committee held five meetings during the year. For 2007, members of the committee were Messrs. Panowicz (Chairman), Bridges and Manspeaker. The committee does not have an “audit committee financial expert” as defined by SEC rules. The Board believes that each of the committee members possess some, but not all, of the traits of an “audit committee financial expert” and that the committee as a whole has such education and experience necessary to provide strong, independent financial oversight.

REPORT OF AUDIT COMMITTEE

The Audit Committee met with management and the Company’s independent accountants to review the Company’s accounting functions and the audit process. The committee reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The committee discussed with the independent accountants all matters required to be discussed under applicable auditing standards including those described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Our independent accountants also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent accountants that firm’s independence. Based on the committee’s review of the audited consolidated financial statements and its discussions with management and the independent accountants noted above, the committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Respectfully submitted by Audit Committee members:

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A. Richard Panowicz (Chairman) Lowell (Sonny) E. Bridges Jewell C. Manspeaker

INFORMATION ABOUT VENTURE FINANCIAL GROUP EXECUTIVE OFFICERS

The ages as of March 25, 2008, business experience and position of the Company’s executive officers other than Messrs. Arneson and Parsons, (about whom information is provided above), is as follows:

SANDRA L. SAGER, CPA (46). Ms. Sager serves as Executive Vice President and Chief Financial Officer, and joined the Company in late 2005. In 2005, Ms. Sager was Senior Vice President and Chief Financial Officer of Columbia Trust Bank. From 2002 to 2004, Ms. Sager served as President and Chief Executive Officer of North Cascades Bancshares and North Cascades National Bank, served as its Chief Financial Officer from 1988 through 2001, and was a founding employee in 1986. Ms. Sager was a director at North Cascades Bancshares, Inc., from 1992 to 2004. Ms. Sager was also a director of bankcda in Coeur d’Alene, Idaho from 2001 to 2004. Ms. Sager has over 23 years of banking, with initial experience from 1983 to 1986 as a bank examiner with the FDIC.

PATRICIA A. GRAVES, (47). Ms. Graves has served as Executive Vice President/Retail Banking since 2003, and joined the Company in 1993. Ms. Graves previously served as the Company’s Senior Vice President of Operations. In her 26 years of banking, Ms. Graves has held numerous operational positions within the banking industry which has included responsibility for the managing of an in-house data processing center. Ms. Graves has also held board level positions for the Tacoma Chapter of the American Institute of Banking as well as the Thurston/Mason County Chapter of the Red Cross.

BRUCE H. MARLEY, (60). Mr. Marley has served as Executive Vice President and Chief Lending Officer since 2003. He joined the Company in 2002 as Senior Vice President and Credit Administrator. In addition to his 33 years in banking, Mr. Marley served as Treasurer for Labor Ready from 2000 to 2002. He is very active in the community, currently serving on the Tacoma-Pierce County Chamber of Commerce Board, and two non-profit boards. Mr. Marley has previously served on the Economic Development Board in Pierce County, and is twice past Chair of the University of Washington’s Tacoma Campus Business Advisory Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of March 25, 2008, with respect to the shares of VFG common stock beneficially owned by (i) each director and nominee; (ii) the non-director named executive officers; and (iii) all executive officers and directors as a group. Management is not aware of any persons, other than the directors and executive officers listed below, who beneficially own more than five percent of VFG’s common stock. Except as noted below, each holder has sole voting and investment power with respect to shares listed as owned. Beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or that become exercisable within 60 days. VFG common stock is the only class of VFG capital stock with shares issued and outstanding. The address of each of the 5% beneficial owners listed below is c/o Venture Financial Group, Inc., 1495 Wilmington Drive, P.O. Box 970, DuPont, Washington 98327.

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NAME OF BENEFICIAL OWNER	AMOUNT AND		PERCENT OF
	NATURE OF		CLASS
	BENEFICIAL
	OWNERSHIP
Keith W. Brewe	72,385	(1)	1.00%
A. Richard Panowicz	804,721	(2)	11.14%
Larry J. Schorno	69,990	(3)	0.97%
Jewell C. Manspeaker	698,139	(4)	9.67%
Patrick L. Martin	131,150	(5)	1.82%
Ken F. Parsons, Sr.	598,534	(6)	8.29%
James F. Arneson	75,482	(7)	1.05%
Lowell (Sonny) E. Bridges	62,672	(8)	0.87%
Linda E. Buckner	51,556	(9)	0.71%
Sandra L. Sager	668,296	(10)	9.25%
Patricia A. Graves	79,269	(11)	1.10%
Bruce H. Marley	21,848	(12)	0.30%
Venture Financial Group, Inc. Employee Stock	368,185	(13)	5.10%
Ownership Plan (“ESOP”)
Directors and Executive Officers as a Group (12 persons)	1,863,168	(14)	25.80%

(1)	Includes 13,242 shares held in the Brewe Family Limited Partnership where Mr. Brewe is a Trustee, and 10,433 shares that could be acquired within the next 60 days by the exercise of stock options.
(2)	Includes 94,640 shares held jointly with spouse; 38,232 shares held in an IRA for the benefit of Mr. Panowicz; 294,505 shares held by the Venture Financial Group, Inc. KSOP (“KSOP”), considered beneficially owned by Mr. Panowicz as one of three Trustees of the KSOP; 368,185 shares held by the Venture Financial Group, Inc. Employee Stock Ownership Plan (“ESOP”), considered beneficially owned by Mr. Panowicz as one of three Trustees of the ESOP; and 1,270 shares that which could be acquired within 60 days by the exercise of stock options.
(3)	Includes 68,700 shares held jointly with spouse; 20 shares held in custodial accounts for the benefit of Mr. Schorno’s grandson; and 1,270 shares which could be acquired within 60 days by the exercise of stock options.
(4)	Includes 294,505 shares held by the KSOP, considered beneficially owned by Mr. Manspeaker as one of three Trustees of the KSOP; 368,185 shares held by the ESOP, considered beneficially owned by Mr. Manspeaker as one of three Trustees of the ESOP; 21,089 shares held jointly with spouse; and 14,360 shares which could be acquired within 60 days by the exercise of stock options.

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(5)	Includes 101,164 shares held jointly with spouse; 19,093 shares held in an IRA for the benefit of Mr. Martin; 3,732 shares held in an IRA for the benefit of his spouse; 1,165 shares held in custodial accounts for the benefit of Mr. Martin’s grandchild where his wife is the custodian; and 820 shares which could be acquired within 60 days by the exercise of stock options.
(6)	Includes 157,085 shares held jointly with spouse; 300,000 shares held by Parsons Investments LLC; 10,099 shares held in an IRA for the benefit of Mr. Parsons; 5,590 shares held in an IRA for the benefit of his spouse; 87,104 shares held in the KSOP for the benefit of Mr. Parsons as of 2006 (the 2007 shares are unknown at this time); 31,716 shares held in the ESOP for the benefit of Mr. Parsons as of 2006 (the 2007 shares are unknown at this time); and 6,940 shares which could be acquired within 60 days by the exercise of stock options.
(7)	Includes 34,120 shares held jointly with spouse; 15,057 shares held in an IRA for the benefit of Mr. Arneson; 633 shares held in the KSOP for the benefit of Mr. Arneson as of 2006 (the 2007 shares are unknown at this time); 1,169 shares held in the ESOP for the benefit of Mr. Arneson as of 2006 (the 2007 shares are unknown at this time); and 24,503 shares which could be acquired within 60 days by the exercise of stock options.
(8)	Includes 25,120 shares held jointly with spouse; 6,471 shares held in an IRA for the benefit of Mr. Bridges, and 1,270 shares which could be acquired within 60 days by the exercise of stock options.
(9)	Includes 30,825 shares held jointly with spouse; 11,748 shares held in an IRA for the benefit of Ms. Buckner; 8,163 shares held in an IRA for the benefit of her spouse; and 820 shares which could be acquired within 60 days by the exercise of stock options.
(10)	Includes 2,808 shares held in an IRA for the benefit of Ms. Sager; Includes 294,505 shares held by the KSOP, considered beneficially owned by Ms. Sager as one of three Trustees of the KSOP; 368,185 shares held by the ESOP, considered beneficially owned by Ms. Sager as one of three Trustees of the ESOP; and 2,080 shares which could be acquired by within 60 days by the exercise of stock options. For Ms. Sager individually, 241 shares were held in the KSOP as of 2006 (the 2007 shares are unknown at this time) and 477 shares were held in the ESOP as of 2006 (the 2007 shares are unknown at this time).
(11)	Includes 19,003 shares held jointly with spouse; 9,713 shares held in the KSOP for the benefit of Ms. Graves as of 2006 (the 2007 shares are unknown at this time); 10,073 shares held in the ESOP for the benefit of Ms. Graves as of 2006 (the 2007 shares are unknown at this time), and 40,480 shares which could be acquired within 60 days by the exercise of stock options.
(12)	Includes 7,150 shares held jointly with spouse; 6,000 shares held in an IRA for the benefit of Mr. Marley; 1,798 shares held in the KSOP for the benefit of Mr. Marley as of 2006 (the 2007 shares are unknown at this time); 2,570 shares held in the ESOP for the benefit of Mr. Marley as of 2006 (the 2007 shares are unknown at this time), and 4,330 shares which could be acquired within 60 days by the exercise of stock options.
(13)	Shares registered to the Employee stock ownership plan (ESOP), held by trustees, Messrs. Panowicz, Manspeaker, and Ms. Sager.
(14)	Includes 294,505 shares held by the KSOP and 368,185 shares held by the ESOP that are considered beneficially owned by Messrs. Manspeaker, Panowicz, and Ms. Sager as Trustees of the KSOP and of the ESOP. Also includes options for 108,576 shares owned by directors and executive officers, which are exercisable within 60 days.

PROPOSAL NO. 2 – AMENDMENT TO 2004 STOCK INCENTIVE PLAN

The Board of Directors believes that equity compensation is important and beneficial to the Company and its shareholders, as it enables us to attract and retain highly qualified personnel, and provides our personnel a sense of ownership and an incentive to increase shareholder value.

Under the 2004 Stock Incentive Plan, we received the authority to issue a total of 300,000 shares of common stock, of which 113,950 remain available for awards as of March 25, 2008. The Board of Directors believes that the number of shares currently available under the plan is not adequate to satisfy our future compensation goals and objectives.

Proposed Amendment to 2004 Stock Incentive Plan

The Board of Directors, therefore, has approved amendments to the Plan, subject to shareholder approval,

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to increase the number of shares available for grant under the Plan by 500,000 shares and to increase the number of shares that may be granted to an existing or newly hired employee or existing or newly appointed Director in any calendar year from 10,000 to 15,000.

Summary of 2004 Stock Incentive Plan

Awards. The Board of Directors approves all awards under the Plan, upon recommendations by the Compensation Committee. Stock options and restricted stock grants may be awarded under the Plan. Stock options granted under the Plan may be “incentive stock options,” as defined in Section 422 of the Internal Revenue Code, or nonqualified stock options. The Plan currently provides that maximum aggregate number of shares underlying all awards to any person in any single fiscal year is 10,000 shares.

Eligibility. Incentive stock options may be awarded only to employees of the Company or its subsidiaries. Nonqualified stock options and restricted stock grants may be awarded to directors, employees and consultants of the Company and its subsidiaries, as well as to persons to whom offers of employment have been made.

Terms and Conditions of Awards. Each award must be evidenced by a written agreement between the Company and the optionee or grantee. The Compensation Committee recommends to the Board vesting schedules of when stock options may become exercisable. All options granted under the Plan expire ten years from the date of grant and have a 20% per year vesting schedule. In the case of restricted stock grants, the Compensation Committee recommends whether grants should be subject to a performance-based vesting schedule, a time-based vesting schedule or combination of both and the Board of Directors determines the vesting conditions. The terms of vesting are at the Company’s discretion.

Exercise Price of Stock Options. The exercise price for the shares of common stock underlying each stock option is determined at the time the stock option is awarded. The exercise price for shares under a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. We determine fair market value based on the weighted average sales price of common stock for the month preceding the grant date.

The Plan permits payment of the exercise price of a stock option to be made by cash, check, and by delivery of other shares of Company common stock that have been owned for six months or more as of the exercise date. For nonqualified stock option exercises and restricted stock grants, the recipient must also pay the amount of federal, state, and local taxes required to be withheld by the Company.

Restricted Stock Grants. Restricted stock grants may be made alone, in addition to, or together with other awards under the Plan. Unless the Board of Directors determines otherwise, each Restricted Stock Agreement will provide that any non-vested stock is repurchased by the Company for a nominal amount upon the recipient’s termination of employment for any reason. The repurchase provisions for the non-vested stock will lapse at a rate or upon the achievement of present goals. Shares covered by a restricted stock grant may not be transferred by the grantee prior to vesting.

The Board of Directors determines whether or not a restricted stock grantee must make a payment to the Company for all or some portion of the fair market value of the shares of common stock covered by the award.

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Adjustments upon Changes in Capitalization, Merger or Sale of Assets. In the event that the Company’s stock changes by reason of any stock split, dividend, combination, reclassification or other similar change in capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any outstanding stock option under the Plan, and the exercise price for shares subject to any such outstanding stock option. In the event of a liquidation or dissolution, any unexercised awards will terminate. In the event of a change of control options will terminate unless the terms of the transaction provide for the assumption, substitution or adjustment of each outstanding award.

Amendment and Termination of the Stock Plan. The Board may amend, alter, suspend or terminate the 2004 Plan, or any part thereof, at any time and for any reason. However, the Company will seek shareholder approval for any amendment to the Plan to the extent necessary and desirable to comply with applicable laws. No such action by the Board or shareholders may alter or impair any award previously granted under the Plan without the written consent of the grantee. The Plan remains in effect until 2014 unless earlier terminated by action of the Board or by operation of law.

Federal Income Tax Consequences Relating to the 2004 Stock Incentive Plan

The federal income tax consequences to the Company and recipients of stock options and restricted stock grants under the Plan are complex and subject to change. The following discussion is a summary of the general rules applicable to the Plan. Recipients of awards should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Stock options awarded under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options are options that are designated as such by the Company and meet certain requirements under Section 422 of the Internal Revenue Code and the regulations thereunder. Any stock option that does not satisfy these requirements will be treated as a nonqualified stock option.

Incentive Stock Options. If an option is treated as an incentive stock option, the optionee will not recognize any income upon either the award or the exercise of the incentive stock option, and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date such incentive stock option was awarded or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

If the optionee disposes of the shares either within two years after the date an incentive stock option was awarded or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. However, in the case of gifts, sales to related parties, and certain other transactions, the full

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difference between the fair market value of the stock and the purchase price will be treated as compensation income. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of an incentive stock option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of an incentive stock option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee’s compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or otherwise disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options. Nonqualified stock options do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is awarded a nonqualified option. Upon exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

The optionee’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the award or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, The Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Restricted Stock Grants. Generally, the recipient of a restricted stock grant will not recognize income at the time that a restricted stock grant is awarded. Instead, as the shares vest under the terms of restricted stock agreement (i.e over time or achievement of performance-based vesting criteria) the recipient will recognize

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ordinary compensation income equal to the excess, if any, of the fair market value of the shares when they vest over any amount paid by the recipient in exchange for the shares. Grantees may make an election under Section 83(b) of the Internal Revenue Code to recognize the compensation income on the shares at the time of the award and at the fair market value of the shares at that time.

The recipient’s basis for determination of gain or loss upon the subsequent disposition of shares acquired as restricted stock grants will be the amount paid for such shares plus any ordinary income recognized either when the shares were received or when the shares vested. Upon the disposition of any shares received as restricted stock grants, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held from more than one year at the time of their disposition.

In the year that the recipient of a restricted stock grant award recognizes ordinary taxable income in respect of such award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

New Plan Benefits

Directors and executive officers of the Company, including the named executive officers, are eligible to participate in the Plan, as amended. Future grants are entirely at the discretion of the Board of Directors and, at present, no specific grants have been determined under the Plan as it is proposed to be amended. The benefits or amounts that will be received by or allocated to any director or executive officer are not currently determinable.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the amendments to the 2004 Stock Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED
AMENDMENTS TO THE 2004 STOCK INCENTIVE PLAN.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

The Compensation Discussion and Analysis provides an overview of the compensation philosophy, objectives, policies, and procedures that pertain to the year ended December 31, 2007. The analysis includes the material factors underlying the compensation policies and decisions reflected in the compensation tables below, addressing the separate elements of compensation for the named executives and executive compensation as a whole.

The 2007 Compensation Committee Members are Messrs. Schorno (Chairman), and Martin, and Ms. Buckner. None of the members of the committee are or have been officers or employees of Venture Financial Group (“VFG” or “Company”) or the Bank (“Bank”).

The committee’s philosophy reflects and supports the Company’s goals and strategies. Currently, VFG’s strategy is to expand the market share of markets currently served and to enter new markets within western Washington. The key elements of this strategy are increasing market penetration, geographic expansion, growing the loan portfolio, developing innovative new product offerings, expanding the banking relationship with each customer and maintaining asset quality. The committee believes these goals, which are intended to create long-term shareholder value, must be supported by a compensation program that:

  attracts and retains highly qualified individuals;
  provides levels of compensation that are competitive with those offered by other financial institutions;
  motivates executives to enhance long-term shareholder value by helping them to build their own ownership in VFG; and
  integrates VFG’s long-term strategic planning and measurement processes.

Periodically the Compensation Committee engages an independent consulting group serving banks nationwide to review the executive and board compensation and recommend potential improvements regarding existing practices. An independent consultant assisted in the design of the current annual equity and non-equity incentive plan in 2003 with updates in 2004. The last consulting group review was completed in 2006. The review consisted of analyzing detailed information on cash compensation, total compensation, long-term incentives and other executive and director benefits. The review was intended to identify appropriate compensation levels and compensation program design features to ensure we attract, motivate, reward, and retain qualified executives and directors. The Compensation Committee engaged the consultant. The compensation consultant utilized a custom peer group of twenty publicly traded banks based on asset size as of June 30, 2006 between $750 million and $1.5 billion, geographic location and performance. Those peers included Alliance Bancshares California, American West Bancorporation, Bank of Marin, Cascade Financial Corporation, City Bank, Columbia Bancorp, First Mutual Bancshares, Harrington West Financial Group, Heritage Commerce Corporation, Heritage Financial Corporation, Horizon Financial Corporation, North Valley Bancorp, Northern Empire Bancshares, Pacific Continental

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Corporation, PremierWest Bancorp, Riverview Bancorp, Inc., Sierra Bancorp, Temecula Valley Bancorp, Inc., and Washington Banking Company. The data was used to assist the compensation committee in setting compensation and benefit levels during 2007.

VFG’s compensation program for executives consists of four major elements:

  Base salary;
  Company performance-based annual cash incentive;
  Periodic grants of options or other stock-based compensation; and
  The Supplemental Executive Retirement Plan (“SERP”)

The Committee believes that this four-part approach best serves the interest of VFG and its shareholders. It enables VFG to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short and long-term interests of its shareholders. Base salary is intended to be competitive in the market place with respect to the listed executive officer’s scope of responsibilities. The variable annual bonus for the listed executives is based solely on Company net income performance and is calculated as a percentage of base salary. Other employees participate in an annual bonus program, which is based not only on net income, but also includes an evaluation of individual performance and attainment of specific goals. Options and other stock-based compensation relate a significant portion of long-term remuneration directly to stock price appreciation realized by VFG’s shareholders, and further serve to promote an executive’s continued service to the organization. The SERP is designed to retain highly qualified personnel by providing defined benefits to the participants upon retirement age. Additionally, the SERP provides a pre-retirement death benefit.

Role of the Committee and Chief Executive Officer

The Compensation Committee is appointed by the Board of Directors to assist the Board in establishing appropriate compensation of the Company’s executive officers and directors, and with general oversight and review of the company’s employee benefit plans, including any equity compensation plans. At least annually the committee reviews and makes a recommendation to the Board of Directors for approval of the CEO’s compensation in light of Company goals and objectives established by the Committee and the Board. The Committee is responsible for reviewing and discussing with the CEO the performance of all other executive officers and recommending to the Board of Directors approval of the compensation of such executives including salaries, bonus plans, equity incentive grants, and other benefits. The Committee has the sole authority to retain and terminate outside compensation consultants and other advisors as the Committee deems necessary and appropriate, including and approving all fees and other retention terms.

Chief Executive Officer Compensation

The base compensation for VFG’s Chief Executive Officer, Ken F. Parsons, was determined by the committee with final approval by the Board of Directors of VFG based on the same criteria as the compensation for the other executive officers. VFG entered into a seven-year employment agreement with Mr. Parsons on January 1, 2004. The Chief Executive Officer's bonus potential is based on achievement of net income targets, and is determined by the committee with final approval by the Board of Directors. Mr. Parsons does not participate in matters relating to his own compensation.

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Base Salary. Base salaries for VFG’s executive officers, except for the CEO are recommended by the CEO to the Compensation Committee. The Compensation Committee then makes a recommendation to the Board of Directors for approval. This recommendation is based on the survey and analysis conducted by consultants periodically engaged by the Compensation Committee. The Committee generally adopts the recommendations of the CEO. Factors taken into account include: competitive industry salaries, the executive’s scope of responsibilities, individual performance, cost of living adjustments from prior year and contribution to the organization.

Company Performance-Based Incentive. Executive officers have the opportunity to earn annual performance-based incentives with awards based on the overall net income performance of VFG. At the beginning of the year, a target based on overall net income performance of VFG and a minimum and a maximum surrounding the target is established and approved by the Board of Directors. In 2007, the minimum was calculated at 90% of the net income target and the maximum was calculated at 120% of the net income target. The target is based on meeting the annual net income projection/budget and may be adjusted for unusual or one time items. If, at the end of the fiscal year, VFG’s net income performance falls within the minimum and maximum surrounding the targeted net income performance, the amount accrued by the Company throughout the year is paid as early as practicable in the following year. If actual performance is lower than the minimum, no bonus is paid. If actual performance is above the maximum, the bonus is limited to the maximum. For each executive officer, the percentage of base salary paid in incentive compensation varies on a sliding scale depending on the Company net income performance. For 2007, the chart below reflects the named executive officer’s percentages of base salary at minimum, target and maximum:

	Minimum	Target	Maximum

Ken F. Parsons, Sr.	20%	50%	100%

James F. Arneson	20%	50%	100%

Sandra L. Sager	15%	40%	80%

Patricia A. Graves	15%	40%	80%

Bruce H. Marley	15%	40%	80%

An agreement is given to each participant in the annual bonus plan describing the terms of attainment of a bonus for that year. Other officers and employees participation in the annual bonus plan may include not only net income targets, but an evaluation of individual performance and attainment of specific goals. Following the end of the year, as soon as practicable once financial results are presumed to be established, management forwards a recommendation to the compensation committee, who then submits a recommendation to the Board of Directors for final approval of payment. On February 21, 2008, payment was made for the 2007 incentives; on February 6, 2007, payment was made for the 2006 incentives; and on February 3, 2006, payment was made for the 2005 incentives. In 2007 when the payment was made, the Company’s net income was expected to be between target and the maximum. Subsequent to the date of the payment, it came to the attention of management that two loan relationships were impaired effective December 31, 2007 even though they were both performing and current at December 31, 2007. Management made the decision in March 2007 to retroactively add to the Allowance for Loan Losses. The effect of adding to the Allowance and partially charging down those two loans effective December 31, 2007

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reduced the net income results, making the net income between target and minimum. In 2006 the Company was between the target and the maximum. In 2005 the Company was between the target and minimum.

Stock-Based Compensation. To more closely align the financial interests of VFG’s executives with long-term shareholder value, and to assist in the retention of key executives and assure the success of VFG and its subsidiaries, equity-based compensation is awarded. Equity-based compensation has taken the form of the following:

  Nonqualified stock options (directors or employees);
  Incentive stock options (employees); and
  Restricted stock awards (employees)

The Compensation Committee determines annually which executives, if any, will receive stock options or restricted stock grants and determines the number of shares subject to each. In the past few years, this determination has been made early in the year typically between February and May. Grants of stock options or restricted shares are based on various subjective factors relating primarily to the responsibilities of individual executives, their past and expected future contributions to VFG and prior option or restricted stock grants. In the Company’s review of peer compensation packages, equity compensation is an important part of the overall compensation package and the Company remains competitive by offering stock options and restricted stock grants.

In 2004, shareholders of VFG approved the 2004 Stock Incentive Plan (“2004 Plan”). With the adoption of the 2004 Plan, the Company stopped issuing options under the 1999 Employee Stock Option Plan and the 1994 Director Stock Option Plan. The 2004 Plan authorizes awards of stock options to purchase or restricted stock grants or other stock based compensation of up to 300,000 shares of common stock. The 2004 Plan is designed to provide additional incentives to select employees and directors of VFG and its subsidiaries in accordance with the compensation philosophy. At December 31, 2007, 190,550 option shares and 5,750 restricted stock grant shares have been granted under this plan. At December 31, 2007, 10,250 shares previously granted under the 2004 Plan since inception were forfeited and returned to the 2004 Plan and are available for future grants. 113,950 shares remain available for grant under the 2004 Plan.

Under the terms of the 2004 Plan, the exercise price of option shares will not be less than the fair value of common stock on the date such option is granted. The FMV is determined based on the weighted average share price of VFG’s common stock for the prior month that the option is approved. The 2004 Plan allows directors to set vesting schedules for each grant. All options granted in accordance with the 2004 Plan expire ten years from the date of grant and have a 20% annual vesting schedule.

Supplemental Executive Retirement Plan. The 2005 Venture Financial Group Inc., Supplemental Executive Retirement Plan (“SERP”), is a noncontributory defined benefit plan for the senior management team. The SERP supplements a participating executive’s retirement benefits received from social security and other employee benefit retirement plans by providing a fixed level of annual compensation for a period of fifteen to twenty years after retirement.

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Supplementary Compensation & Benefits

Long-Term Care Insurance. In 2002 and 2003, the Company offered to purchase Long-Term Care insurance policies for executive officers. Named executive officers receiving the benefit are Messrs Parsons, Arneson, and Marley. Each participant is eligible to begin receiving benefits after being certified by a Licensed Health Care Practitioner as chronically ill. The policy provides for a $150-$200 per day lifetime benefit for facility care, and home and community services. Benefits vest 10% per year over a ten year period. Messrs. Parsons and Arneson are fully vested, and Mr. Marley, will be fully vested in October 2013, with vesting accelerated upon a change in control. If Mr. Marley terminates employment prior to becoming fully vested then he must reimburse the Company for the full amount of the single premium, subject to certain expectations. The reimbursement amount shall be due and payable within thirty (30) days from the date the Executive begins competing with the Company following termination of service. Expense related to this plan for the named executive officers was $6,454 for 2007.

Split-Dollar Insurance Agreements. The Company previously purchased life insurance policies on the lives of certain executives and other officers. The Company has entered into agreements with each of the named executive officers, providing for the insurance companies to pay designated beneficiaries up to $350,000 from the “net at risk proceeds” of these policies. The “net at risk proceeds” of these policies is the amount in excess of the total required in order for the Company to recover all its original investment as well as all accumulated interest in the policies. While the Company incurs no continuing expenses associated with the arrangements, participants are required to pay income taxes on the value of the benefits provided under this Plan. The listed executive officers had a total of $1,099 reported as compensation for the economic value of Split-Dollar benefit for the year ending December 31, 2007.

Employee Stock Ownership Plans. VFG provides two employee stock ownership plans, the Venture Financial Group, Inc. KSOP (Employee Stock Ownership Plan with 401(k) Provisions (“KSOP”) and the Venture Financial Group, Inc. Employee Stock Ownership Plan (“ESOP”). The purpose of these plans is to enable participating employees to share in the growth and prosperity of the Company through employer contributions to the ESOP and to provide participants with an opportunity to accumulate their own tax-deferred contributed capital to the KSOP, both for their future economic security. We believe that the KSOP and ESOP further our strategies of providing benefits that focus employees on improving shareholder value and provide an incentive for employees to remain with the company. The value of a participant’s interest in the ESOP is directly tied to the value of our common stock. The value of a participant’s interest in the KSOP is tied to our common stock and/or other investments as directed by the employee. Prior to 2006, there was only a KSOP. In 2006, employer contributions made prior to 2006 were transferred from the KSOP to the newly created ESOP on behalf of employees. Beginning in 2006, all Company contributions were added to the ESOP and all employee contributions were added to the KSOP.

KSOP. All employees are entitled to participate in the KSOP and make salary reduction contributions to the KSOP as of the first day of the month which follows ninety days of employment. A participant is 100% vested in their employee contributions. The KSOP was adopted as a 401(k) plan in 1987, and restated in

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1992 to add employee stock ownership plan provisions. There have been amendments through the years to update the plan to current law changes. Most recently, the plan was amended and restated effective January 1, 2006 to reflect all amendments made and changes in applicable law since its last restatement. All funds in the KSOP are held in trust. The KSOP is administered by a Board of Trustees and an Administrative Committee. The trustees consist of Messrs. Manspeaker, Panowicz and Ms. Sager. The Administrative Committee consists of company officers. Investments of employee contributions in the KSOP are directed by the employee into Company common stock or other investments.

ESOP. Venture Bank makes contributions to the ESOP for the benefit of employees. Profit sharing contributions to the ESOP are made at the discretion of the Board of Directors. No salary reduction contributions are contributed to the ESOP. Participants are vested over a five year period.

Total contributions made by Venture Bank are included in the ESOP balances. For the year ended December 31, 2007 $935,000 in Venture Bank contributions was added to the ESOP. All funds in the ESOP are held in trust. The ESOP is administered by a Board of Trustees and an Administrative Committee. The trustees consist of Messrs. Manspeaker, Panowicz and Ms. Sager. The Administrative Committee consists of company officers. The investment of Company contributions to the ESOP are generally invested in shares of the Company’s common stock, although the Trustees have the discretion to invest in such other prudent investments as deemed appropriate.

Other Compensation. In 2004, the Company entered into an employment agreement dated January 1, 2004 with the CEO. The agreement calls for additional compensation of $78,500 per year for a period of seven years. The CEO‘s previous employment agreement included an additional length of service payment. The Company negotiated to eliminate this length of service compensation and replaced it with this seven year $78,500 compensation at a savings to the Company.

The CEO participates in two additional Director Deferred Income defined benefit plan agreements that are described under the 2007 Executive Compensation section.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on the review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by Compensation Committee members:

Larry J. Schorno (Chairman) Patrick L. Martin Linda E. Buckner

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2007 EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation awarded to or earned by the CEO, CFO and three other executive officers who had total compensation in excess of $100,000 during the last fiscal year. Mr. Parsons and Ms. Sager are considered the company’s Principal Executive Officer and Principal Financial Officer.

			Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(j)	(k)
								Change in
								Pension
								Value and Non-
								Qualified
						Non-Equity		Deferred
				Stock	Options	Incentive Plan		Compensation	All Other
Name & Principal	Year	Salary	Bonus	Awards	Awards	Compensation		Earnings	Compensation	Total
Position		($)	($)	($)	($)	($)		($)	($)	($)
				(1)	(1)	(2)		(3)	(4)

Ken F. Parsons	2007	$217,500	$-	$-	$36,998	$137,712		$358,643	$102,976	$853,829
VFG Chairman & CEO	2006	$240,000	$-	$-	$22,613	$172,941		$348,779	$105,881	$890,214
Venture Bank Chairman

Sandra L. Sager, CPA	2007	$150,000	$-	$-	$14,075	$75,979		$4,000	$16,875	$260,929
EVP/Chief Financial	2006	$135,000	$-	$-	$4,651	$77,824	$	N/A	$11,288	$228,763
Officer of VFG &
Venture Bank

James F. Arneson	2007	$240,000	$-	$26,06	$24,544	$151,959		$72,000	$28,875	$543,441
VFG President	2006	$200,000	$-	3	$8,319	$144,118		$65,000	$26,600	$470,100
Venture Bank -				$26,06
President & CEO				3

Patricia A. Graves	2007	$135,000	$-	$-	$18,294	$68,381		$33,000	$16,386	$271,061
EVP/Retail Banking	2006	$120,000	$-	$-	$11,878	$69,176		$30,000	$12,219	$243,273
Venture Bank

Bruce H. Marley	2007	$146,750	$-	$-	$18,232	$74,333		$102,000	$23,329	$364,644
EVP/Chief Lending	2006	$135,250	$-	$-	$11,484	$77,968		$91,000	$13,670	$329,372
Officer Venture Bank

(1)	The April 18, 2007 grant date fair value assigned to options granted that day in accordance with FAS123R is $6.62. This amount is expensed in accordance with FAS123R using the FIN 28 Accrual or “Graded Vesting” method and the assumptions related to our FAS 123R expense are described more fully in the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K. The expense shown is what was expensed in 2007 for all outstanding options. The aggregate numbers of options outstanding at December 31, 2007 are 367,617.
(2)	Compensation awarded pursuant to pre-established 2007 Company net income performance goals.
(3)	Includes $15,643 and $34,779 for both the 1989 and 1992 Director Deferred Income Plans 2007 and 2006, respectively, change in present value for Mr. Parsons. Includes the change in the present value of the accumulated benefit for the Supplemental Executive Retirement Plan. The Bank has also purchased Bank Owned Life Insurance (BOLI) in an amount designed to fund the SERP plans following the death of a named executive officer. We consider the income received from the BOLI as an offset to the expense of the SERP.
(4)	Includes $6,750 auto allowance for Mr. Parsons and $12,000 auto allowance for Mr. Arneson; Estimated ESOP profit sharing of $16,875 for Mr. Parsons, $16,875 for Ms. Sager, $16,875 for Mr. Arneson, $16,875 for Mr. Marley, and $16,137 for Ms. Graves; other employee compensation of $78,500 for Mr. Parsons and economic value of Split-Dollar life insurance of $851 and $249 for Mr. Parsons and Ms. Graves, respectively. Also includes $6,454 is Long term care expense for Mr. Marley.

23

Grants of Plan-Based Awards

		Estimated Future Payouts under			Estimated Future Payouts
		Non-Equity Incentive Plan Awards				under
			(1)		Equity Incentive Plan				All other
						Awards		All other	option		Grant
Name	Grant	Threshold	Target	Max	Threshold	Target	Max	stock	awards:	Exercise	date fair
	Date	($)	($)	($)	(#)	($)	($)	awards:	number	or base	value of
								number	of	price of	option
								of	securities	option	awards
								shares	under-	awards
								or units	lying	($/Sh)
								(#)	options
									(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		(1)								(2)

Ken	4/18/07	$43,500	$108,750	$217,500	-	-	-	-	9,200	$21.87	$6.62
Parsons

Sandra	4/18/07	$22,500	$60,000	$120,000	-	-	-	-	4,400	$21.87	$6.62
Sager

James	4/18/07	$48,000	$120,000	$240,000	-	-	-	-	7,800	$21.87	$6.62
Arneson

Patricia	4/18/07	$20,250	$54,000	$117,400	-	-	-	-	4,400	$21.87	$6.62
Graves

Bruce	4/18/07	$22,013	$58,700	$108,000	-	-	-	-	4,400	$21.87	$6.62
Marley

1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s Performance-Based Incentive Plan which is a range of 37.5% to 40% of the target amount shown in column (d). The amount show in column (e) is 200% of such target amount. These amounts are based on the individual’s 2007 salary and position.
2)	The price shown in column (k) is determined using the prior month average trade price per share as reported to us. There is no public market for the stock.

Ken F. Parsons, James F. Arneson and Sandra L. Sager are parties to Employment Agreements with the Company.

Ken F. Parsons. On January 1, 2004, VFG entered into an Employment Agreement with Mr. Parsons, the Chairman and Chief Executive Officer of VFG and Chairman of the Bank. The Agreement has a seven-year term. After the initial term and upon Board approval, the Agreement may be renewed annually for one year. This Agreement was amended on April 20, 2005 to clarify Mr. Parsons’ positions and terms of positions with the Company. The agreement was amended a second time on September 26, 2006 to extend Mr. Parsons’ full time employment under his existing employment agreement from December 31, 2006 to July 1, 2007 or longer. Mr. Parsons’ Agreement was amended a third time on July 1, 2007 to set forth his continued responsibilities as Chief Executive Officer of VFG and Chairman of the Bank with a minimum salary level of $150,000 per year. A fourth amendment occurred December 19, 2007 intended solely to make his Agreement compliant with Section 409 A of the Internal Revenue Code and having immaterial modifications. Mr. Parsons’ compensation will be paid as base pay for his full-time and part-time services during the terms of his employment. Mr. Parsons is also to be paid $78,500 annually as additional compensation per his employment agreement. Those funds are to be paid for a period of seven years from that date of his agreement. During the terms of his agreement (full-time and part-time periods,) Parsons shall be entitled to receive all employee benefits that the Company provides to its executives. Additionally, the following are included: medical, dental, life insurance, KSOP & ESOP, voluntary life insurance and long-term disability insurance.

24

James F. Arneson. On April 21, 2005, VFG entered into an Employment Agreement with Mr. Arneson, the President of VFG and President and Chief Executive Officer of the Bank, contingent on the closing of the merger with Washington Commercial Bancorp. Employment began on September 2, 2005, the date the merger with Washington Commercial Bancorp was consummated. The Agreement has an initial three year term and will automatically renew for an additional one year term as of the end of each term. During the term of his agreement Arneson shall be entitled to receive all employee benefits that the Company provides to its executives. Additionally, the following are included: medical, dental, life insurance, KSOP & ESOP, voluntary life insurance and long-term disability insurance. Mr. Arneson’s Agreement was amended on December 14, 2007 for the sole purpose of making his Agreement compliant with Section 409 A of the Internal Revenue Code and having immaterial modifications.

Sandra L. Sager. On November 9, 2005, VFG entered into an Employment Agreement with Ms. Sager, the Executive Vice President, Chief Financial Officer of VFG and of the Bank. Employment began on December 19, 2005. The Agreement has an initial two year term and will automatically renew for an additional one year term as of the end of each term. During the term of this agreement Sager shall be entitled to receive all employee benefits that the Company provides to its executives. Additionally, the following are included: medical, dental, life insurance, KSOP & ESOP, voluntary life insurance and long-term disability insurance. Ms. Sager’s Agreement was amended on December 18, 2007 for the sole purpose of making her Agreement compliant with Section 409 A of the Internal Revenue Code and having immaterial modifications.

25

Outstanding Equity Awards at Fiscal Year-End
		Option Awards					Stock Awards

								Equity	Equity
								incentive	incentive
							Market	plan	plan
							value of	awards:	awards:
			Equity				shares	number	number
			incentive			Number	or units	of	of
			plan			of	of stock	unearned	unearned
		(1)	awards:			Shares	that	shares,	shares,
	Number of	Number of	number of			or units	have	units or	units or
	securities	securities	securities			of stock	not	other	other
	underlying	underlying	underlying			that	vested	rights	rights
	unexercised	unexercised	unexercised			have	($)	that have	that have
	options	options	earned	Option	Option	not	(h)	not	not
	exercisable	unexercisable	options	exercise	expiration	vested		vested	vested
Name	(#)	(#)	(#)	price ($)	date	(#)		(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(i)	(j)

Ken Parsons	750	750	-	$13.666667	08/01/2013
	0	3,900	-	$15.333333	04/16/2014
	0	3,600	-	$19.250000	04/20/2015
	0	4,800	-	$20.000000	04/19/2016
	0	9,200	-	$21.870000	04/18/2017
Total	750	22,250	-	$19.426261

Sandra Sager	600	2,400	-	$20.000000	04/19/2016
	0	4,400		$21.870000	04/18/2017
Total	600	6,800	-	$21.111892

James	8,595	0	-	$9.308576	12/17/2013
Arneson
	12,348	0	-	$13.193257	12/15/2014
	1,000	4,000	-	$20.000000	04/19/2016
	0	7,800		$21.870000	04/18/2017
Total	21,943	11,800	-	$15.218076		2,500	$53,425	-	-

Patricia Graves	15,000	0	-	$10.000000	03/24/2009
	9,000	0	-	$7.666667	02/16/2010
	3,000	0	-	$6.666667	12/19/2011
	3,000	0	-	$6.833333	04/19/2012
	3,000	750	-	$13.666667	08/01/2013
	2,700	1,800	-	$15.333333	04/16/2014
	1,200	1,800	-	$19.250000	04/20/2015
	600	2,400	-	$20.000000	04/19/2016
	0	4,400		$21.870000	04/18/2017
Total	37,500	11,150	-	$12.204070

Bruce Marley	750	750	-	$13.666667	08/01/2013
	0	1,800	-	$15.333333	04/16/2014
	0	1,800	-	$19.250000	04/20/2015
	600	2,400	-	$20.000000	04/19/2016
	0	4,400		$21.870000	04/18/2017
Total	1,350	11,150	-	$19.118240

(1)	All options listed above vest a rate of 20% per year over the first five years of the ten-year option term. Each option commenced vesting nine years prior to the expiration date in column F. Shares granted to Mr. Arneson at WCB vested 100% at the date of merger and therefore are not subject to the 20% per year vesting schedule. Excludes exercised options.

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Option Exercises and Stock Vested for the Fiscal Year

	Option Awards		Stock Awards (1)

	Number of Shares acquired	Value realized on	Number of Shares	Value realized on
Name	on exercise (#)	exercise ($)	acquired on vesting (#)	vesting ($)
(a)	(b)	(c)	(d)	(e)

Ken Parsons	1,800	$26,274	-	-
	750	$5,822	-	-
	3,900	$23,777	-	-
	2,400	$5,232	-	-
	1,200	$1,716
Total	10,050	$62,821	-	-

Sandra Sager	-	-	-	-

James Arneson	-	-	1,250	$28,425

Patricia Graves	-	-

Bruce Marley	750	$5,890	-	-
	1,800	$11,964
	1,200	$3,276
Total	3,750	$21,130

Grand Totals	13,800	$83,951

(1)	Reflects shares received pursuant to the employment agreement for Mr. Arneson. On 9/8/2005 Mr. Arneson was granted 5,000 restricted shares. Those shares vest 25% per year at no cost to the recipient.

Pension Benefits at and for the Fiscal Year

			Present value of
		Number of years	accumulated benefit	Payments during last
Name	Plan Name	credited service (#)	($)	fiscal year ($)
(a)	(b)	(c)	(d)	(e)

Ken Parsons	SERP	16	$2,951,000	0

Sandra Sager	SERP	1	$4,000	0

James Arneson	SERP	2	$152,000	0

Patricia Graves	SERP	13	$256,000	0

Bruce Marley	SERP	4	$365,000	0

The Company has entered into SERP participation agreements with each of the named executive officers. The following is the amount of annual benefits payable upon retirement at normal retirement age of 65 or upon death to each of the named executive officers (or beneficiary) in accordance with the SERP: Ken F. Parsons--$275,000; James F. Arneson--$275,000; Sandra L. Sager -- $143,086; Bruce H. Marley--$72,500; and Patricia A. Graves--$126,000.

The Committee determined that to be competitive the Company needed to provide a target level of retirement benefit that would enable its executives to retire and receive a percentage of their base salary at retirement. This target takes into consideration other sources of retirement income including social security. The target levels of normal retirement benefit for each executive were determined based on their role with VFG and information from the Company’s compensation consultants specializing in SERPs regarding

27

comparable benefits within the peer group.

The SERP provides for an early retirement benefit for participants who reach age 55, have at least 10 years of credited service with VFG and receive written Board approval. Payments to participants who retire early are reduced based on the participant’s proximity to retirement age and further reduced based on a “Service Ratio” equal to the number of months served at early retirement compared to the total number of months of service at age 65. If a participant retires upon or after reaching age 60, he or she receives the normal retirement benefit multiplied by the Service Ratio and further reduced by a factor of 0.7% per month for every month between the early retirement date and age 65. If the participant retires after reaching age 55, but before age 60, then he or she is entitled to the reduced benefit pursuant to the same formula or the following amount if lower:

  After age 55 but before age 56 = 25% of the normal retirement benefit;
  After age 56 but before age 57 = 30% of the normal retirement benefit;
  After age 57 but before age 58 = 35% of the normal retirement benefit;
  After age 58 but before age 59 = 40% of the normal retirement benefit; or
  After age 59 but before age 60 = 45% of the normal retirement benefit.

If a participant is terminated by the Company without cause (and not as a result of a change in control or disability), the participant is eligible to receive a set percentage of the present value of the normal retirement benefit as of the effective date of termination. If a participant’s employment is terminated by voluntary resignation other than early or normal retirement, the participant is entitled to half of a set percentage of the present value of the normal retirement benefit as of the effective date of termination. In the event a participant is terminated in connection with or after a change in control, the participant is entitled to receive the present value of the normal retirement benefit as of the effective date of termination at the time of change in control. If participant is terminated for cause, then all benefits to which participant or their beneficiary may otherwise have been entitled to are forfeited.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007

Name	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals /	at Last FYE
	Last FY	Last FY	FY	Distributions
	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)(1)	(e)	(f)(1)

Ken F. Parsons, Sr. (2)	$0	$0	$15,643	$21,927	$335,758

(1)	All of the amounts are reported and included in Salary in the Summary Compensation Table.

(2)	The amounts reported in the contributions and earnings columns were reported as compensation in the last completed fiscal year in the registrant’s Summary Compensation Table for both the 1989 and 1992 DDI plans, and the amounts reported in the aggregated earnings at last fiscal year end (column (d)) previously were ported as compensation to Mr. Parsons in the registrant’s Summary Compensation Table for 2006 as $34,779.

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Director Deferred Income (“DDI”) 1989 Plan. In 1989 the Board of Directors approved a plan under which a director could elect to defer fees for ten years beginning February 1, 1989 and at retirement receives those fees plus accrued interest at 8% interest rate. One director, Ken Parsons, remains in this plan; his participation commenced in 1989 prior to his employment with the Company.

In 1990, in addition to being a director, Mr. Parsons became employed as an officer of the Company. Mr. Parsons’ Employment Agreement was amended in 1992 to eliminate receipt of director fees beginning January 1, 1993. In exchange the Company agreed to continue to fund this plan at $400 per month through a reduction of Mr. Parsons’ salary also beginning January 1, 1993.

Mr. Parsons deferred $400 per month for 120 months and is entitled to receive $2,193 payable for a period of 120 months upon reaching age 62. The accrued liability related to this Plan at December 31, 2007 totaled $186,093. Expenses associated with this plan were $26,099 in 2007. This benefit may be funded with Bank Owned Life Insurance or from earnings of the Company.

Director Deferred Income (“DDI”) 1992 Plan. In 1992 the Board of Directors approved a plan under which a director could elect to defer receipt of director fees and incentive pay for five years from 1992 to 1997. At retirement the director will receive those fees and incentive pay plus accrued interest at a rate of 10% during the deferral period and 8% from the end of the deferral period though the payout. The plan also provides that the deferred fees plus the accrued interest benefit payment accelerates in the event of a Director’s death and is paid to the Director’s beneficiaries. Several current directors and former directors participate in this plan. Accrued liabilities to current directors participating in the Plan at December 31, 2007 totaled $268,886. Expense associated with current directors participating in the plan was $20,607 in 2007. This benefit may be funded with Bank Owned Life Insurance or from earnings of the Company. Messrs. Parsons and Panowicz are the only current directors participating in the 1992 plan.

Potential Payments upon Termination or Change-in-Control

Pursuant to the terms of Ken Parsons’ Employment Agreement with VFG, if VFG terminates Mr. Parsons “without cause” or Mr. Parsons terminates for good reason, including the Board of Directors withdrawing the authority and responsibility associated with the position of Chief Executive Officer of VFG, he is entitled to receive severance benefits of twelve months compensation equal to $150,000, payment of additional compensation pursuant to his employment agreement through December 2010 equal to $235,500, continued health benefit coverage for he and his spouse, and accelerated vesting of all stock options.

Mr. Parsons is also entitled to such severance benefits if he terminates for any reason twelve months prior to public announcement of a change in control (or the date on which the Board of Directors know of an impending change in control) and thirty-six months after the change in control. Mr. Parsons is generally prohibited from competing with VFG in its market area and soliciting its employees and customers for at least twenty-four months following termination for any reason.

Pursuant to the terms of James Arneson’s Employment Agreement with VFG, if VFG terminates Mr. Arneson ‘without cause’ or Mr. Arneson leaves for good reason, he is entitled to receive severance benefits equal to twelve months base salary. If his employment had terminated for such reasons as of December 31, 2007, he would have received $250,000.

29

In connection with a change in control of VFG, Mr. Arneson is entitled to receive twenty four months base salary under the following circumstances:

  he terminates employment for good reason, including a material reduction in duties or a forced relocation, within one year of the change in control;
  he is terminated without cause within the period commencing 180 days prior to announcement of the change in control through one year after the change in control; or
  he terminates employment for any reason between six and twelve months following the change in control.

If a change in control had occurred and Mr. Arneson’s employment terminated on December 31, 2007 under the conditions described above he would have received $500,000.

If Mr. Arneson remains employed for one year following a change in control he is entitled to a retention bonus equal to twelve months base salary. If Mr. Arneson’s change in control benefits would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, his benefits are reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Internal Revenue Code Section 4999. Mr. Arneson is generally prohibited from competing with VFG in its market area for at least twelve months and from soliciting employees or customers of VFG for twenty-four months following termination for any reason.

Pursuant to the terms of Sandra Sager’s Employment Agreement with VFG, VFG may terminate Ms. Sager ‘without cause’ and Ms. Sager would be entitled to severance benefits equal to twelve months compensation. If Ms. Sager had been terminated at December 31, 2007 without cause she would have received $150,000.

In connection with a change in control of VFG, Ms. Sager is entitled to receive twelve months base salary under the following circumstances:

  she terminates employment for good reason, including a material reduction in duties or a forced relocation, within one year of the change in control; or
  she is terminated without cause within the period commencing 180 days prior to announcement of the change in control through one year after the change in control.

If a change in control had occurred and Ms. Sager’s employment terminated as of December 31, 2007 under the conditions described above, she would have received $150,000.

If Ms. Sager’s change in control benefits would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, her benefits are reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Internal Revenue Code Section 4999. Ms. Sager is generally prohibited from competing with VFG in its market area for at least twelve months and from soliciting VFG’s employees and customers for at least twenty-four months following termination for any reason.

30

Director and Board Committee Compensation

Directors Compensation

					Change in
					Pension Value
					and
					Non-Qualified
	Fees			Non-Equity	Deferred
	Earned	Stock	Options	Incentive Plan	Compensation	All Other
	or paid in	Awards	Awards	Compensation	Earnings	Compensation
Name	Cash ($)	($)	($)	($)	($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
	(1)		(2)		(3)	(4)

James F. Arneson (5)	-		-	-	-	-	-

Keith W. Brewe	$24,700		$5,685	-	-	$3,936	$34,341

Lowell E. Bridges	$26,000		$7,226	-	-	$270	$33,496

Linda Buckner	$26,950		$7,257	-	-	$174	$34,381

Jewell C. Manspeaker	$23,950		$7,288	-	-	$386	$31,624

Patrick L. Martin	$24,150		$7,257	-	-	$528	$31,935

A. Richard Panowicz	$25,500		$7,257	-	$9,137	$270	$42,164

Ken F. Parsons, Sr.(6)	-		-	-	-	-	-

Larry J. Schorno	$26,200		$7,257	-	-	$177	$33,635

1)	Gross Director Fees for period ending December 31, 2007. Includes Venture Financial Group, Venture Bank and Venture Wealth Management.
2)	The April 18, 2007 grant date fair value assigned to options granted that day in accordance with FAS123R is $6.62. The amount in the column represents the grant date fair value times the number of shares granted. This amount is expensed in accordance with FAS123R using the FIN 28 Accrual or “Graded Vesting” method and the assumptions related to our FAS 123R expense are described more fully in the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K. The expense shown is what was expensed in 2007 for all outstanding options. The aggregate numbers of options outstanding at December 31, 2007 for non-employee directors are 49,633.
3)	Includes 1992 Director Deferred Income Plan 2007 change in present value for Mr. Panowicz.
4)	Represent economic value of Split Dollar Life Insurance for 2007 and $3,436 for Mr. Brewe’s Long Term Care expense
5)	Mr. Arneson’s employee compensation is reported in the Summary Compensation table.
6)	Mr. Parsons’ employee compensation is reported is the Summary Compensation table.

Fees. Director fees are paid to non-employee directors only. For the year ending December 31, 2007, VFG directors received a monthly retainer of $750. Each VFG director also serves as a Venture Bank director and received a monthly retainer of $500 and a board attendance fee of $600 per Venture Bank Board meeting. Board members are permitted to participate telephonically once per year and received a $300 attendance fee. Additionally, participating directors received $100 for all special board conference calls lasting longer than 30 minutes. Committee members received $250 per meeting attended (except Audit Committee who received $300 per meeting).

Stock Option and Other Stock-Based Compensation. Directors are eligible to participate in the 2004 Stock Incentive Plan.

Split-Dollar Insurance Agreements. The Company owns life insurance policies on the lives of its directors. The Company has entered into Split-Dollar agreements with certain directors. Directors with agreements include Messrs. Schorno, Panowicz, Manspeaker, Brewe, Bridges, Martin, and Ms. Buckner. The agreements provide for the insurance companies to pay the designated beneficiaries of the

31

Participants up to $100,000 from the “net at risk proceeds” of these policies. The “net at risk proceeds” of these policies is the amount in excess of the total required in order for the Company to recover all its original investment as well as all accumulated interests in the policies. While the Company incurs no expenses associated with this Plan, participants are required to pay income taxes on the value of the benefits provided under this Plan. The listed directors had a total of $1,805 reported as compensation for the year ending December 31, 2007.

Long-Term Care Insurance. In 2002, the Company purchased Long-Term Care Insurance for each of its board members. Each participant is eligible to begin receiving benefits after being certified by a Licensed Health Care Practitioner as chronically ill. The policy provides for a $130-$200 per day lifetime benefit for facility care, and home and community services. All Directors are fully vested. If the participant’s service terminates for reasons other than death, disability, or retirement without at least 10 years continuous service and a minimum age of 55 or retirement at age 70, then the participant is required to reimburse a portion of the premium based on the years of service completed. In 2007 the Company purchased an additional plan for one board member. This policy has an annual premium, but otherwise the benefits are consistent with the other policies. Expenses related to all plans were $3,436 thousand for 2007 and $0 thousand for 2006, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is composed of independent outside Directors. There are no Compensation Committee interlocks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and the Board of Directors review the nature, terms, and amounts of related party transactions to ensure fairness and substantially the same or better than the terms and conditions of other arm length transactions.

During 2007 directors and executive officers of VFG and the Bank and their associates were also customers of the Bank. It is anticipated that directors, executive officers, and their associates will continue to be customers of the Bank in the future. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectability or present other unfavorable features.

Venture Bank leased the Hawks Prairie financial center and other support department space at 130 Marvin Road SE, Lacey, Washington, from Hawks Prairie Professional Center LLC, of which the Company’s Chairman/Chief Executive Officer Ken F. Parsons, Sr., is a minority member. The amended terms of each lease contain initial terms of three years beginning February 28, 2003. On the February 28, 2006 renewal date, the Company extended the leases to May 30, 2007 and a portion of the lease was extended through September 30, 2007. The lease was terminated in September 2007. In 2007, Venture Bank paid a total of $134,074 to the Hawks Prairie Professional Center LLC pursuant to the leases. The Company and

32

Venture Bank consider the rent and the terms and conditions of the leases to be fair and substantially the same or better than the terms and conditions of leases prevailing for comparable arms-length transactions. The initial lease terms and subsequent extensions were approved by the full Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

VFG has adopted procedures to assist its directors and executive officers in complying with Section 16(a) of the Securities Exchange Act, which include assisting the officer or director in preparing forms for filing with the Securities Exchange Commission. VFG believes that all of its executive officers and directors complied with all Form 3 and Form 4 filing requirements applicable to them on a timely basis, and therefore, no Form 5 filing is required for 2007. This was based solely on the review of Forms 3, and 4 that the Company filed on behalf of directors and executive officers, along with the written representation from each director and executive officer that all filings had been made.

AUDITORS

Moss Adams LLP, independent registered certified public accountants, performed the audit of the consolidated financial statements for VFG and its wholly owned subsidiaries for the year ended December 31, 2007. A representative of Moss Adams LLP has been invited to the Annual Meeting, and will have the opportunity to make a statement if desired and be available to answer questions.

Fees Paid to Independent Auditors

Audit fees. The aggregate fees and expenses billed to us in 2007 by Moss Adams LLP were $341,315 related to our annual audit of the Company’s financial statements, review of Form 10-K, Forms 10-Q, S-1 filing, and out-of-pocket related costs. The aggregate fees and expenses billed to us in 2006 by Moss Adams LLP in connection with the audit of Company’s 2006 financial statements and review of financial information including SEC filings was $119,441.

Audit related fees. The aggregate fees and expenses billed to us by Moss Adams LLP in 2007 and 2006 were $20,000 and $35,049, respectively, related to the audit of the KSOP & ESOP plan, the related Form S-8, 11-K filings, and various other related filings, accounting and auditing questions.

Tax fees. The aggregate fees and expenses billed to us by Moss Adams LLP in 2007 and 2006 were $13,076 and $12,030, respectively, related to the preparation of the tax return and related tax planning matters.

All other fees. The aggregate fees and expenses billed to us by Moss Adams LLP were $0 in 2007 and $0 in 2006.

We did not engage Moss Adams LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2007 or 2006.

For the fiscal year 2007 and 2006, the Board considered and deemed the services provided by Moss Adams LLP compatible with maintaining the principal accountant’s independence.

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Pre-Approval Policies

All audit and non-audit services performed by Moss Adams LLP, and all audit services performed by other independent auditors, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, audits of employee benefit plans, tax compliance assistance, and tax consulting. Moss Adams LLP may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002, including, but not limited to, any bookkeeping or related services, information systems consulting, internal auditing outsourcing, legal services or any management or human resources function. The Audit Committee pre-approved each of the services provided by Moss Adams LLP during 2007.

OTHER MATTERS

The Company posts its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and press releases on its investors relations page at www.venture-bank.com. These reports are posted as soon as reasonably practicable after they are electronically filed with the SEC. All SEC filings of the Company are also available free of charge at the SEC’s website, www.sec.gov, or by calling the SEC at 1-800-SEC-0330. Written requests for the Annual Report to Shareholders, including the Form 10-K should be addressed to Leigh Baxter, Venture Financial Group, Inc., 1495 Wilmington Drive, P.O. Box 970, DuPont, Washington 98327.

The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters.

Code of Business Conduct

The Company’s Code of Business Conduct, which is a code of ethics applicable to management, is available on its website at www.venture-bank.com. The Company will immediately post any changes to its Code of Business Conduct on the website.

In accordance with the Audit Committee Charter, all complaints relating to accounting or audit matters may be anonymously and confidentially directed in writing to the Chair of the Audit Committee by mailing such information to the Shareholder Relations Department, which will forward the communication to the Committee Chair. Such matters should be marked as confidential.

Shareholder Communications

The Company does not have a formal, written policy prohibiting or permitting shareholder communications with the Board of Directors. Management is primarily responsible for communicating with investors, financial analysts, the media and the general public to address questions or concerns relating to operational matters, stock ownership and financial information. Specific corporate governance issues or other concerns may be directed to the attention of the Corporate Governance and Nominating Committee or one of our independent directors by mail, to the attention of Shareholder Relations.

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Director Attendance at the Annual Meeting

The Company does not have a formal policy regarding director attendance at the annual meeting of shareholders. Directors are strongly encouraged to attend the meeting and we anticipate that all directors will attend this year’s meeting. In 2007, eight of the nine directors attended the Annual Meeting.

Shareholder Proposals for the 2008 Annual Meeting

Shareholders interested in presenting a proposal for consideration at the annual meeting of shareholders in 2009 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion in the proxy statement, shareholder proposals must be received by the Company no later than November 21, 2008. Additionally, if notice of a shareholder proposal is received after February 6, 2009, the persons named as proxies in the form of proxy will have discretionary authority to vote on the shareholder proposal.

By Order of the Board of Directors

Leigh A. Baxter Secretary

DuPont, Washington
April 7, 2008

IMPORTANT: The prompt return of proxies will save VFG the expense of further requests for proxies, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. Any person giving a Proxy may revoke it prior to its exercise.

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VENTURE FINANCIAL GROUP
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF VENTURE FINANCIAL GROUP

PLEASE SIGN AND RETURN IMMEDIATELY The Board of Directors Recommends a Vote “FOR” the listed proposals.

1	.	ELECTION OF DIRECTORS:
		(01) James F. Arneson	Vote FOR	Vote WITHHELD
		(02) Lowell (Sonny) E. Bridges	all nominees	from all nominees
		(03) Linda E. Buckner	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided here.)

2.	APPROVAL OF AMENDMENTS TO THE 2004 STOCK INCENTIVE PLAN.
Vote FOR [ ] Vote Against [ ] Abstain [ ]

3.	ANY OTHER BUSINESS that may properly come before the Meeting or any adjournment or postponement thereof.

THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE PROPOSAL LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE. THE APPOINTED PROXY HOLDERS WILL VOTE AT THEIR DISCRETION ON OTHER MATTERS THAT COME BEFORE THE MEETING.

Address Change? Mark Box	Indicate changes below:	Date_______________________, 2008
_____________________________ Signature of Shareholder(s)
_____________________________ Signature of Shareholder(s)
All joint owners must sign. When signing as attorney, executor, administrator, officer, trustee or guardian, please give full title. If more than one trustee, all should sign.

Number of people to attend the meeting in Lacey, Washington, at 6:00 p.m. on May 13th, 2008.
Please DATE, SIGN, and RETURN this Proxy. Even if you plan to attend the meeting, please return this proxy. Thank you.

                                                                                                                      PROXY
_________________________________________________________________________________________________
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby revokes all previous proxies and appoints Ken F. Parsons, Sr., and Leigh Baxter, and each of them (with full power to act alone) as Proxy, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Venture Financial Group, Inc., held of record on March 25, 2008, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 13, 2008, or any adjournment or postponement of such Meeting.

     Management knows of no matters other than the election of directors and amendments to the 2004 Stock Incentive Plan that may properly be, or which are likely to be, brought before the Meeting. However, if any other matters are properly presented at the Meeting, this Proxy will be voted in accordance with the recommendations of management.

PLEASE SIGN AND RETURN IMMEDIATELY See reverse for voting instructions.